Exhibit 10.10
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
P. GRAHAM SINGER
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between AAMC US, Inc. (“Company,” or “Employer”), and P. Graham Singer (“Employee”) as of January 1, 2021 (“Effective Date”).
WHEREAS, the Employer desires to employ the Employee as General Counsel and Secretary and the Employee desires to serve in such capacity.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, Employer and the Employee hereby agree as follows:
1.Employment.
(a)Term. The term of this Agreement shall begin on January 1, 2021 and shall continue until the termination of the Employee’s employment (the “Term”)
(b)Duties. During the Term, the Employee shall serve as General Counsel and Secretary of the Employer, of the Employer and its parent company, Altisource Asset Management Corporation (“Parent”), with duties, responsibilities and authority commensurate therewith, and shall report to the Chief Executive Officer and Chairman (“CEO”) of Parent. During the Term, the Employee shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Employee by the CEO. The Employee represents to the Employer that the Employee is not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that might be alleged to be breached by, or to prohibit the Employee from, executing this Agreement and performing fully the Employee’s duties and responsibilities hereunder. Furthermore, the Company represents to the Employee that the Company is not subject to or a party to any agreement that prohibits the Company from entering into this agreement with the Employee.
(c)Best Efforts. During the Term, the Employee shall devote his best efforts and substantially all his time and attention to promote the business and affairs of the Employer and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Employee’s obligations to the Employer and its affiliated entities hereunder, including, without limitation, obligations pursuant to Section 14 below. The foregoing shall not be construed as preventing the Employee from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board of Directors of the Employer (“Board”), in its sole discretion, on corporate boards, and (2) managing personal investments, so long as such activities are permitted under the Employer’s code of conduct and employment policies and do not violate the provisions of Section 14 below; provided that, the activities set forth in the preceding clauses (1) and (2) do not materially interfere or conflict with the Employee’s duties or obligations to the Employer and its affiliated entities and his time commitments with respect thereto, as determined by the Board; and provided, however, that the Employee may hold, directly or indirectly, solely as a passive investment, less than five percent (5%) of the outstanding securities of any person or entity which is listed on any national securities exchange.
(d)Principal Place of Employment. The Employee understands and agrees that his principal place of employment will be at the Employer’s office in Charlotte, North Carolina, United States 28209, and that the Employee will be required to travel for business, including at least quarterly for earnings, Board Meetings, and significant business activities related to Company and Parent in the course of performing his duties for the Employer.
2.Compensation.
(a)Base Salary. During the Term, the Employer shall pay the Employee a base salary (“Base Salary”), at the annual rate of $250,000, which shall be paid in installments in accordance with the Employer’s normal payroll practices. The Employee’s Base Salary shall be reviewed annually by the Board pursuant to the normal performance review policies for senior-level executives and may be adjusted from time to time as the Compensation Committee of the Board (the “Compensation Committee”) deems appropriate, and shall not be reduced except as part of an across the board reduction in Base Salary of the Employer’s executives which is no more than 10%. The Compensation Committee may take any actions of the Board pursuant to this Agreement.
(b)Annual Bonus; Signing Bonus. The Employee shall be eligible to receive an annual bonus for each fiscal year during the Term, commencing with the fiscal year 2020, based on the attainment, as determined by the Board in its sole discretion, of individual and corporate reasonable performance goals and targets established by the Board in its sole discretion (“Annual Bonus”). The target amount of the Employee’s Annual Bonus for any fiscal year during the Term shall be $250,000, and Employee shall be eligible to earn an Annual Bonus up to 200% of the Base Salary. In addition, the Employee acknowledges the receipt of a signing bonus in the amount of $350,000 (the “Signing Bonus”). If within the first year after October 15, 2020, the Employee’s employment is terminated by the Employee without Good Reason (as defined below) or by the Employer for Cause (as defined below), the Employee shall promptly repay to the Employer the net amount of the Signing Bonus paid to the Employee by the Company, and if within the second year after October 15, 2020, the Employee’s employment is terminated by the Employee without Good Reason or by the Employer for Cause, the Employee shall immediately repay to the Employer fifty percent (50%) of the net amount of the Signing Bonus paid to the Employee by the Company. For the avoidance of doubt, the amounts the Employee is required to repay pursuant to the preceding sentence are the entire amount of the Signing Bonus paid by the Company less any taxes paid by the Employee, or fifty percent (50%) of such amount less any taxes paid by the Employee. Any Annual Bonus shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as the bonuses for other executives employed by the Employer; provided that the Employee remains employed by the Employer on the last day of the fiscal year to which the Annual Bonus applies, and provided further that in no event shall the Employee’s Annual Bonus be paid later than the fifteenth day of the third month following the last day of the fiscal year to which the Annual Bonus relates. The

Annual Bonus shall be subject to the terms of any annual bonus plan that is applicable to other executives of the Employer, except as otherwise provided in this Section 2(b).
(c)Equity Compensation. As soon as reasonably practicable, the Employer shall grant the Employee the following equity award (the “Inducement Award”) pursuant to the Altisource Asset Management Corporation 2020 Equity Incentive Plan (the “Equity Plan”). The Employer shall grant the Employee 5,000 restricted shares of Parent’s stock, subject to the terms of the Equity Plan as if issued thereunder and subject to the terms of the award agreement established by the Compensation Committee in connection therewith (the “Restricted Shares”). The Restricted Shares shall vest in three equal installments, on the first three anniversaries of October 15, 2020, provided that the Employee remains employed by and in good standing with the Employer or any subsidiary of the Employer through the applicable vesting date. Employee shall be eligible for additional grants under the Equity Plan as determined by the Board.
3.Retirement and Welfare Benefits. During the Term, the Employee shall be eligible to participate in any health, life insurance, long-term disability, retirement and welfare benefit plans and programs sponsored by the Employer, in each case as may be generally available to senior executives of the Employer, pursuant to the plans’ and programs’ respective terms and conditions as in effect from time to time. Nothing in this Agreement shall preclude the Employer from terminating or amending any employee benefit plan or program from time to time after the Effective Date.
4.Vacation. During the Term, the Employee shall be entitled to at least five (5) weeks of vacation each year and holiday and sick leave at levels commensurate with those provided to other senior executives of the Company, in accordance with the Employer’s vacation, holiday and other pay-for-time-not-worked policies.
5.Business and Other Expenses.
(a)Business Expenses. The Employer shall reimburse the Employee for all necessary and reasonable travel and other business expenses incurred by the Employee in the performance of his duties hereunder in accordance with such policies and procedures as the Employer may adopt generally from time to time for executives, including the Employee’s expenses to review this contract.
6.Termination Without Cause; Resignation for Good Reason. The Employer may terminate the Employee’s employment at any time without Cause, as defined herein. The Employee may initiate a termination of employment by resigning for Good Reason. Upon termination by the Employer without Cause or resignation by the Employee for Good Reason, the Employee shall be entitled to receive any accrued but unpaid Base Salary, prorated Annual Bonus based on the prior year’s Annual Bonus, and business or other expenses incurred up to the date of termination and reimbursable pursuant to Section 5(a), and any benefits accrued and due under any applicable benefit plans and programs of the Employer, including any vested Restricted Shares (“Accrued Obligations”), with such Accrued Obligations paid regardless of whether the Employee executes or revokes a written Agreement and Release (as defined below). In addition, in the event that the Employee is terminated without Cause by the Employer or resigns for Good Reason, the Employer shall deliver to the Employee within five (5) days of such termination or resignation an Agreement and Release and in consideration for the Employee’s compliance with the undertakings set forth in Section 14(a) and in the other provisions of Section 14, if the Employee executes and delivers to the Company the Agreement and Release within fifty (50) days of the Employee’s termination of employment, and does not revoke such Agreement and Release such that it becomes effective by its terms prior to the sixtieth (60th) day following the Employee’s termination of employment, the Employee shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:
(a)a cash payment equal to one-half (0.5) times the Employee’s annual Base Salary as in effect on the termination date, plus one-half (0.5) times the Employee’s target Annual Bonus, with the sum of those two amounts payable in a lump sum within sixty (60) days following the Employee’s termination date;
(b)reimbursement in cash equal to 100% of the COBRA premiums incurred by the Employee for the Employee and his eligible dependents under the Employer’s health plans during the six (6) month period following the Employee’s termination of employment. Such reimbursement shall be provided on the payroll date immediately following the date on which the Employee remits the applicable premium payment and provides proof of payment to the Company, and shall commence within sixty (60) days after the Employee’s termination date; provided that the first payment shall include any reimbursements that would have otherwise been payable during the period beginning on the Employee’s termination date and ending on the date of the first reimbursement payment. To the extent required by law, reimbursement payments pursuant to this section 6(b) shall be treated as taxable compensation to the Employee;
(c)accelerated vesting of any Restricted Shares granted pursuant to Section 2(c) that remain unvested as of the date of the Employee’s termination of employment, subject to the terms and conditions of the Equity Plan, including the minimum vesting provisions set forth therein, and the applicable grant agreement, including all vesting provisions therein; and
(d)the Employer shall have no additional obligations to the Employee.
7.Cause. The Employer may terminate the Employee’s employment at any time for Cause upon written notice to the Employee, in which event all payments under this Agreement shall cease, except for any Accrued Obligations, and Employer shall have no additional obligations to the Employee.
8.Voluntary Resignation Without Good Reason. The Employee may voluntarily terminate employment without Good Reason. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Employee shall be entitled to any Accrued Obligations.
9.Disability. If the Employee incurs a Disability during the Term, the Employer may terminate the Employee’s employment on or after the date of Disability. If the Employee’s employment terminates on account of Disability, the Employee shall be entitled to receive any

Accrued Obligations and employment termination on account of Disability shall be considered a resignation for Good Reason, triggering the payments and benefits pursuant to Section 6. For purposes of this Agreement, the term “Disability” shall mean the Employee is eligible to receive long-term disability benefits under the Employer’s long-term disability plan or, if the Employer does not have a long-term disability plan, the Employee is unable to perform the essential functions of his job, with or without any reasonable accommodation required by applicable law, for 120 days in any 180-day period.
10.Death. If the Employee dies during the Term, the Employee’s employment shall terminate on the date of death and the Employer shall pay to the Employee’s executor, legal representative, administrator or designated beneficiary, as applicable, any Accrued Obligations. Otherwise, the Employer shall have no further liability or obligation under this Agreement to the Employee’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Employee. For the avoidance of doubt, in the event of such termination, the Employee shall not be eligible to receive any payments or benefits pursuant to Section 6.
11.Resignation of Positions. Effective as of the date of any termination of employment, the Employee will resign from all Company-related positions, including as an officer and director of the Company.
12.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)“Cause” shall be determined by the Board in good faith, and shall mean the Employee’s (1) material breach of this Agreement, particularly the confidentiality, nonsolicitation, or noncompetition and inventions assignment provisions of the Agreement; (2) willful or grossly negligent conduct (including, but not limited to, fraud or embezzlement), which was not done at the direction of the Board, in connection with his employment, which conduct in the reasonable determination of the Board has had or will have a material detrimental effect on the Employer’s business; (3) conviction of an act of dishonesty, fraud, embezzlement or theft; (4) engagement in conduct that causes, or is likely to cause, material damage to the property or reputation of the Employer; (5) failure to perform or refusal to perform the material duties of the Employee’s position (other than by reason of Disability) after receipt of a written warning from the Board; (6) conviction of a felony or any crime of moral turpitude; or (7) willful failure to materially comply with the Employer’s code of conduct or employment policies. The Board shall provide Employee with an opportunity, within seven (7) days after written notice to the Employee, to appear before and address the Board in connection with the Board’s potential determination of Cause. Notwithstanding anything in this Section to the contrary, the Employee may not be terminated for Cause related to any wrongdoing whatsoever which occurred on the part of Company, its Board, or any employees other than the Employee prior to the Effective Date of this Agreement.
(b) “Agreement and Release” shall mean a separation agreement and general release of any and all claims against the Employer and all related parties with respect to all matters arising out of the Employee’s employment by the Employer, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Employer under which the Employee has accrued and is due a benefit), in the form provided by the Company.
(c)For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without the Employee’s written consent:
i.any reduction in the Employee’s Base Salary, except as part of an across-the-board reduction in Base Salary of the Employer’s “chief” level officers of no more than ten percent (10%);
ii.any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Employee and the Employer;
iii.any requirement that Employee relocate more than 50 miles from Charlotte, North Carolina, without the Employee’s consent;
iv.the Employer’s failure to obtain an agreement from any successor to Employer to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or
v.a material, adverse change in the Employee’s authority, duties, or responsibilities (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law, and other than any such change that results from a transaction following which the Company or the Employee’s business unit comprises a portion of a larger affiliated group).
The Employee cannot terminate employment for Good Reason unless the Employee has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) business days of the initial existence and Employee’s knowledge of such grounds and the Company has had at least thirty (30) business days from the date on which such notice is provided to cure such circumstances, if curable.
13.Section 409A.
i.This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations and other applicable guidance thereunder (together, “Section 409A”), or to qualify for an exemption thereto. Payment under this Agreement that are subject to Section 409A may only be made upon an event or events and in a manner permitted by Section 409A. Severance benefits under this Agreement are intended to be exempt from Section 409A under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A, if the

Employee is considered a “specified employee” for purposes of Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after the Employee’s separation from service, as defined in Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid to the Employee in a lump-sum payment within 10 days after the end of the six-month period. If the Employee dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of the Employee’s estate within sixty (60) days after the date of the Employee’s death.
ii.All payments to be made upon a termination of employment under this Agreement that are subject to Section 409A may only be made upon a “separation from service” of the Employee from the Employer under Section 409A of the Code. For purposes of Section 409A, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Employee, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Employee’s execution of the Agreement and Release, directly or indirectly, result in the Employee’s designating the fiscal year of payment of any amounts of deferred compensation subject to Section 409A, and if a payment that is subject to execution of the Agreement and Release could be made in more than one taxable year, payment shall be made in the later taxable year.
iii.All taxable reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.
14.Restrictive Covenants. In consideration of the premises and of the mutual covenants and agreements herein set forth, including without limitation Employee’s employment and compensation hereunder, including the Inducement Award, and the Employer’s provision to the Employee of access to the Employer’s business goodwill and Proprietary Information (as defined below):
iv.Noncompetition. The Employee agrees that during the Employee’s employment with the Company and the twelve (12) month period following the date on which the Employee’s employment terminates for Cause or without Good Reason, the Employee will not, without the Board’s express written consent, engage (directly or indirectly) in any Competitive Business in the United States. The term “Competitive Business” means entity or person that is engaged in a business that is the same as or substantially similar to the business conducted by the Company during the Employee’s employment, specifically, the purchase of short term construction loans, mortgage servicing rights, and assets which are derivates of these Competitive Business does not include an investment banking business in a field that is unrelated to real estate. The Employee understands and agrees that, given the nature of the business of the Company and the Employee’s position with the Company, the foregoing geographic scope is reasonable and appropriate.
v.Nonsolicitation of Company Personnel. The Employee agrees that during the twelve (12) month period following the date on which the Employee’s employment terminates for any reason (the “Restriction Period”), the Employee will not, either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company, or solicit or attempt to solicit any such person to change or terminate his or her relationship with the Company or otherwise to become an employee, consultant, volunteer or independent contractor to, for or of any other person or business entity, unless more than twelve (12) months shall have elapsed between the last day of such person’s employment or service with the Company and the first day of such solicitation or hiring or attempt to solicit or hire.
vi.Nonsolicitation of Clients and Customers. The Employee agrees that during the Restriction Period, the Employee will not, either directly or through others, accept solicit, divert or appropriate, or attempt to accept, solicit, divert or appropriate, any client or customer or actively sought prospective client or customer of the Company for the purpose of providing such client or customer or actively sought prospective client or customer with services or products competitive with those offered by the Company during the Employee’s employment with the Company.
vii.Proprietary Information. At all times, the Employee will hold in strictest confidence and will not disclose or use any of the Proprietary Information (defined below) of the Company, except as such disclosure or use may be required in connection with the Employee’s work for the Company or as described in Section 14(e) below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship. However, Proprietary Information shall not include any information which (1) is generally known to the public or to the industry on the Effective Date; (2) becomes generally known to the public or in the relevant industry through no fault on Employee; or (3) was already known to Employee, lawfully and not in violation of any third party’s obligation of confidentiality, prior to Employee’s employment by Company. In the event of subpoena or other litigation which arises after the termination of this Agreement, Employee may disclose any Proprietary Information as required by law; provided, however, that Employee will provide Company with reasonable notice and make a reasonable effort to obtain a protective order.
viii.Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Employee from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state, territorial or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Employee does not need the prior authorization of the Employer to engage in conduct protected by this subsection, and the Employee does not need to notify the Employer that the Employee has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
ix.Inventions Assignment. The Employee agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee while employed by the Company (“Work Product”) belong to the Company. The Employee will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). If requested by the Company, the Employee agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by employees of the Employer generally.
x.Return of Company Property and Post-Termination Cooperation. Upon termination of the Employee’s employment with the Employer for any reason, and at any earlier time Employer requests, the Employee will deliver to the person designated by the Employer all originals and copies of all documents and property of the Employer that is in the Employee’s possession or under the Employee’s control or to which the Employee may have access. The Employee will not reproduce or appropriate for the Employee’s own use, or for the use of others, any property, Proprietary Information or Work Product. Following any termination of Employee’s employment for any reason, Employee will reasonably cooperate with Company to assist with existing or future investigations, proceedings, litigation, depositions, subpoenas, or examination involving the Company. For each day, or part thereof, that Employee provides assistance to Company as contemplated hereunder, Company shall pay Employee an amount equal to (x) divided by (y), where (x) equals the sum of Base Salary earned immediately prior to termination of Employee’s employment, and (y) equals 200. In addition, Company will reimburse Employee for reasonable out-of-pocket travel, lodging and other incidental expenses Employee incurs in providing such assistance. If travel is requested by the Company, Employee shall make reasonable good faith efforts to travel to such locations as the Company may reasonably request.

xi.Non-Disparagement. The Employee covenants and agrees that, except as set forth in Section 14(e) above, during the Term, and following termination of the Term, the Employee shall not make any disparaging remarks or communications, written or oral, regarding the Employer or its services, products, brands, trademarks, directors, officers, employees, consultants, advisors, licensors, licensees, customers, vendors or others with which it has a business relationship. The Employer covenants and agrees that during the Term, and following termination of the Term, the Employer shall not authorize any person to make to any person who is not an officer, employee, consultant, advisor or affiliate of the Company, any disparaging remarks or communications, written or oral, regarding the Employee.
15.Legal and Equitable Remedies; Arbitration.
xii.Because the Employee’s services are personal and unique and the Employee has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company and its affiliates, and because any breach by the Employee of any of the restrictive covenants contained in Section 14 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 14 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 14. The Employee agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Employee will not assert or contend that any of the provisions of Section 14 are unreasonable or otherwise unenforceable.
xiii.Except as otherwise set forth in this Agreement in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Employee’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of the American Arbitration Association (“AAA”), as modified herein (“Rules”). Further, the Employee hereby waives any right to bring on behalf of persons other than the Employee, or to otherwise participate with other persons in, any class, collective, or representative action (including but not limited to any representative action under any federal, state or local statute or ordinance). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment; and any claim under tort, contractual, statutory, or constitutional law. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days after respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request AAA, or such other arbitration provider as to which the parties agree, to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days after the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to AAA, or such other arbitration provider as to which the parties agree, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be the United States Virgin Islands. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the provisions of Section 14. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. The determination as to arbitrability shall be made by the arbitrator. A party who files in court a claim that is subject to arbitration hereunder shall, upon request by the other party, immediately withdraw or dismiss such claim. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of AAA, or such other arbitration provider as to which the parties agree, in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses. Each party shall bear its, his or her own costs and expenses (including attorney’s fees) in any such arbitration and, at the conclusion of the arbitration, the arbitrator shall have the power to award to the prevailing party any and all costs and expenses incurred with respect to such arbitration, including without limitation, reasonable attorneys’ fees, disbursements and costs. The prevailing party shall be determined based upon an assessment of which party’s arguments or positions could fairly be said to have prevailed over the other party’s arguments or positions on major disputed issues in the arbitration. Such assessment should include evaluation of the following: the amount of the net recovery; the primary issues disputed by the parties; whether the amount of the award comprises a significant percentage of the amount sought by the claimant; and the most recent settlement positions of the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.
xiv.In the event that a party seeks injunctive relief in aid of an arbitration, or if for any reason arbitration is unavailable, the Employee irrevocably and unconditionally (1) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for the United States Virgin Islands, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the United States Virgin Islands, (2) consents to the exclusive jurisdiction of such court in any such proceeding, and (3) waives any objection to the laying of venue of any such proceeding in any such court. The Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.
xv.Notwithstanding anything in this Agreement to the contrary, if the Employee’s employment has been terminated without Cause or the Employee has resigned for Good Reason and the Employee then breaches any of the Employee’s obligations under Section 14, the Company shall be obligated to provide to the Employee only the Accrued Obligations and any payments being made to Employee under Section 6 hereof shall cease, and the Company may require that the Employee repay all amounts theretofore paid to him pursuant to Section 6 hereof (other than the Accrued Obligations), and in such case, the Employee shall promptly repay such amounts on the terms determined by the Company.
16.Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 14 and 15) shall survive any termination of the Employee’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
17.No Mitigation or Set-Off. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Employee obtains other employment. The Company’s and the Employer’s obligations to make the payments provided for in this Agreement and otherwise to perform their respective obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or the Employer may have against the Employee or others.
18.Section 280G. In the event of a change in ownership or control of the Company under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Employee with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Employee with a greater net after-tax benefit. The determinations under this Section shall be made as follows:
xvi.The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

xvii.Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Employee. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.
xviii.All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Employee immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Employee within ten (10) days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Employee. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company or the Employer.
19.Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):
    If to the Company or the Employer, to:

c/o Altisource Asset Management Corporation
5100 Tamarind Reef
Christiansted, VI 00820
Attn: Chair of the Compensation Committee

With a copy (which shall not constitute notice) to:

    Doug Flaum
    Goodwin Procter LLP
    620 Eight Avenue, New York, NY 10018
    Dflaum@goodwinlaw.com

    If to the Employee, to the most recent address on file with the Employer or to such other names or addresses as the Employer, or the Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

20.Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Employer shall withhold from any payments under this Agreement all federal, state, territorial and local taxes as the Employer is required to withhold pursuant to any law or governmental rule or regulation. The Employee shall bear all expense of, and be solely responsible for, all federal, state, territorial and local taxes due with respect to any payment received under this Agreement.

21.Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
22.Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Employee. The Employer may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Employer, as applicable, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Employee acknowledges that in such event the obligations of the Employee hereunder, including but not limited to those under Section 14, will continue to apply in favor of the successor.
23.Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company; provided, that the repayment provisions in Sections 2(b) and 15(d) hereof shall not be modified unless required by applicable statute or regulation or by applicable rule of a regulatory or self-regulatory organization.
24.Indemnification. In the event the Employee is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Employee is or was a director or officer of the Company, the Employee shall be indemnified by the Company, except to the extent such liability is attributable to the Employee’s gross negligence or willful misconduct, and the Company shall pay the Employee’s related expenses when and as incurred, to the fullest extent permitted by applicable law and the Company’s articles of incorporation and bylaws. During the Employee’s employment with the Company and after termination of the Employee’s employment for any reason, the Company shall cover the Employee under the Company’s directors’ and officers’ insurance policy applicable to other officers and directors according to the terms of such policy. In case any action, proceeding or claim is brought against the Employee in respect of which the Employee seeks indemnification from the Employer, the Employer shall be entitled to participate in and, unless a conflict of interest exists between the Employee and the Employer with respect to such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the Employee. In the event that the Employer advises the Employee that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify the Employee, in writing, of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Employee may, at his option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Employer elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Employee’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder, provided that the Company shall pay Employee’s legal fees and expenses for his defense of any such action, claim or proceeding as such fees and expenses are incurred by Employee and Employee delivers invoices for such fees and expenses to the Company for payment. The Employee shall cooperate fully with the Employer in connection with any negotiation or defense of any such action or claim by the Employer and shall furnish to the Employer all information reasonably available to the indemnified party, which relates to such action or claim.
25.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Employee’s employment by the Employer. This Agreement may be changed only by a written document signed by the Employee and the Employer.
26.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
27.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the United States Virgin Islands without regard to rules governing conflicts of law.
28.Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                EMPLOYER:
                AAMC US, INC.

                /s/ Indroneel Chatterjee
Name: Indroneel Chatterjee
            Title: Chief Executive Officer
            Date: January 1, 2021

                EMPLOYEE

                /s/ P. Graham Singer
Name: P. Graham Singer
            Date: January 1, 2021